Exhibit 4.05

                              CONSULTING AGREEMENT

         This Consulting Agreement ("Agreement") is entered into effective as of July 28, 2003 (the "Effective Date"), by and between US Telesis Holdings, Inc., a Delaware corporation (the "Company") and Yale Farar (the "Consultant.")

                                    Recitals
                                    --------

         WHEREAS, Consultant is involved and has experience in the investment field including mergers and acquisitions and corporate development; and

         WHEREAS, the Company needs assistance in finding a merger or other business developments for the Company that would assist the Company in becoming operational with a focus on attempting to present to the Company private companies that would desire to go public through a merger or other transaction that would allow the private company to be a part of the Company, including research of industries and corporate development strategies.

         WHEREAS, the Consultant is willing to provide such consulting services pursuant to the terms of this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    Agreement
                                    ---------

1.       Consulting Services.

         a. During the Consulting Term (defined below), Consultant shall make himself available at the Company's request to advise the Company in acquisitions or merger proposals presented through Consultant or other sources. Consultant will seek out merger candidates for the Company, including research of industries and corporate development strategies.

         b. The Consultant shall devote such time to this engagement as is reasonably necessary, but the Consultant need not devote full time or attention to the engagement.

         c. Notwithstanding any of the services to be performed above, the Consultant is prohibited from rendering, and hereby acknowledges that none of the foregoing consulting services permit or require him to render, services in any way connected to capital raising or stock promotion, making a market or conditioning the market with respect to the Company's capital stock or any other services or activities that would cause any shares of common stock issuable by the Company as payment of all or part of the Consulting Fee to be

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                  ineligible for registration for resale on Form S-8 under the
                  Securities Act of 1933.

2. Consulting Term. The term of this Agreement (the "Consulting Term") shall begin July 28, 2003 and end September 15, 2003.

3. Compensation. Consultant is not being compensated based on a completion of any transaction or success formula. This Agreement is only on a "best efforts" basis. Payment shall be 1,000,000 shares of common stock of U.S. Telesis Holdings, Inc. that have been registered with the Securities & Exchange Commission under a Form S-8. In consideration of the services to be performed hereunder, the Company shall issue Consultant 1,000,000 shares of the Company's common stock (the "Consulting Fee") to be delivered upon the completion of the Consulting Term of this Agreement. Consultant shall receive the stock in certificated form on or before September 15, 2003, and the stock shall be "free trading" upon issuance and not subject to restrictions as to transfer under Rule 144 as promulgated under the Securities Act of 1933. The Company represents and warrants that it will have at least 1,000,000 shares of its Common Stock registered on a valid Form S-8 prior to issuance of the shares and it will hold such shares to be issued to Consultant hereunder.

4. Expenses. Consultant shall be entitled to reimbursement by the Company of any reasonable expenses incurred in the performance of his consulting services under this Agreement; provided that the Consultant shall obtain the prior approval from the Company's President for expenditures in excess of $250 and shall submit an itemized account of all reimbursable expenses incurred.

5. Independent Contractor. The Consultant shall be an independent contractor under this Agreement and shall not be an agent or employee of the Company. Consultant (and its Affiliates (as hereinafter defined) or agents) shall not hold itself (or themselves) out as an agent, employee, partner or joint venture of or with the Company. The Consultant and its Affiliates shall have no power or authority to bind or obligate the Company in any manner for any purpose. Nothing herein shall be construed as establishing a partnership, joint venture or agency relationship between the Company and the Consultant (and its Affiliates or agents). The term Affiliate means any entity controlled by, controlling or under common control with the Consultant.

6. Representation, Warranties and Covenants. Consultant hereby represents and warrants to and covenants with the Company as follows:

         a. Consultant has full right, power and authority to enter into this Agreement and perform the services contemplated hereunder during the Consulting Term and the execution of this Agreement and the performance of its obligations hereunder will not conflict with or violate any agreement, duty, rule, regulation or law to which Consultant is subject or by which he is bound.

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         b.       Consultant will perform services hereunder in full compliance with all applicable laws. Consultant will not provide any advice or services hereunder which require the Consultant to be licensed under any law, rule or regulation unless he is so licensed and in good standing.

         c. Consultant represents that he is not required to maintain any licenses and registrations under federal or any state regulations necessary to perform the services set forth herein. Consultant acknowledges that, to the best of his knowledge, the performance of the services set forth under this Agreement will not violate any rule or provision of any regulatory agency having jurisdiction over Consultant. Consultant further acknowledges that he is not a securities Broker Dealer or a registered investment advisor. Company acknowledges that, to the best of its knowledge, that it has not violated any rule or provision of any regulatory agency having jurisdiction over the Company.


7. Legal Representation. Each of Company and Consultant represents that they have consulted with independent legal counsel and/or tax, financial and business advisors, to the extent that they deemed necessary.

8. Indemnification. The Company will indemnify Consultant and hold Consultant harmless from and against any actual or potential liability resulting from Consultant's engagement by the Company under this Agreement. The Company will protect, indemnify and hold harmless Consultant against any claims or litigation including any damages, liability, costs and reasonable attorney's fees as incurred with respect thereto resulting from Consultant's identification or presentation of a merger to the Company (whether initiated by Consultant or not.) Company shall have sole obligation and responsibility for due diligence and evaluating and making a determination whether to proceed with a merger or upon its completion. Consultant has no liability in any manner to Company in its analysis, decisions, or consummation of a merger.

9. Attorneys' Fees. If any legal action or any arbitration or other proceeding is brought for the enforcement or interpretation of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with or related to this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs in connection with that action or proceeding, in addition to any other relief to which it or they may be entitled.

10. Waiver. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party.

11. Notices. All notices, requests, and other communications hereunder shall be deemed to be duly given if sent by U.S. mail, postage prepaid, addressed to the other party at the address as set forth herein below:

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               To Company:

               U.S. Telesis Holdings, Inc.
               Nicholas Rigopulos
               P.O. Box 415
               Boston, MA 02117
               (617)536-2070
               Nicholas.rigopulos@verizon.net


               To Consultant:

               Yale Farar
               23679 Calabasas Rd., #412
               Calabasas, CA 91302
               (818)591-8333
               farcap@aol.com

It is understood that either party may change the address to which notices for it shall be addressed by providing notice of such change to the other party in the manner set forth in this paragraph.

12. Choice of Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California.

13. Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of California. The parties agree that any action brought by any party against another party n connection with any rights or obligations arising out of this Agreement shall be instituted in arbitration in Los Angeles, California before JAMS/Endispute, Inc.

14. Complete Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof. This Agreement and its terms may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


THE CONSULTANT:                                      THE COMPANY:

YALE FARAR                                           U.S. TELESIS HOLDINGS, INC.


By: /s/ Yale Farar                                   By: /s/ Nicholas Rigopulos
    ----------------------                               -----------------------
    Yale Farar                                           Nicholas Rigopulos, CEO


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